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                                                                       EXHIBIT 5



                                                                  (614) 464-6231



                               December 22, 1994

Wendy's International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio  43017

Ladies and Gentlemen:

                 We have acted as counsel to Wendy's International, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $200,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities"). The Debt Securities are to be issued pursuant to an Indenture dated as of _____________, 1995, to be entered into by and between the Company and The Huntington National Bank, as Trustee (the "Indenture").

                 This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Act (the "Rules and Regulations").

                 In connection with the preparation of this opinion, we have examined and are familiar with each of the following:

         1. The Articles of Incorporation and New Regulations of the Company, each as currently in effect, and the Company's corporate minute book.

         2. The form of underwriting agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company and the representatives of the underwriters to be named therein.

         3. The Registration Statement on Form S-3 filed with the Securities and Exchange Commission through the EDGAR system under the Act on the date hereof.

         4.      The form of the Indenture.





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Wendy's International, Inc.
December 22, 1994
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         5.      Certain forms of the Debt Securities.

         6. The resolutions adopted by the Board of Directors of the Company relating to the issuance of the Debt Securities, authorizing proper directors or officers of the Company to determine the final terms of the Debt Securities and approving the Indenture.

         7. Such other records, documents or instruments as in our judgment are necessary or appropriate to enable us to render the opinions herein.

                 In our examinations and in rendering the opinions set forth below, we have assumed, without independent investigation or examination, (a) the genuiness of all signatures, the authenticity and completeness of all documents submitted to us as copies and the authenticity of such originals of such latter documents; (b) that the final, executed copy of each document submitted to us in draft form will not differ in any material respect from the draft form of such document submitted to us; (c) that, with respect to documents executed by parties other than the Company, such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and that such documents were duly authorized by all requisite action, corporate or otherwise, of such parties, that such documents were duly executed and delivered by such parties and that such documents are the valid and binding agreements of such parties; (d) that the Indenture will be duly authorized, executed and delivered by the Trustee; (e) that prior to the offering and sale of the Debt Securities, the proper officers of the Company duly authorized by its Board of Directors or a duly appointed committee thereof will authorize by corporate action the terms of and the prices at which the Debt Securities are to be issued and sold pursuant to the terms of the Indenture; (f) that the denomination of Debt Securities in a currency other than United States dollars will not contravene the exchange control laws of the jurisdiction governing the currency of which the Debt Securities are denominated; (g) that the Underwriting Agreement will constitute legal, valid and binding obligations of the parties thereto, other than the Company, enforceable against such parties in accordance with its terms; and (h) that the internal laws of the State of New York and the judicial interpretations thereof (which law the Indenture and the Debt Securities specify as the governing law with respect thereto) do not differ, in any respect material to our opinion, from the internal laws of the State of Ohio and the judicial interpretations thereof. As to the facts material to our opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                 Based upon and subject to the foregoing, and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:

                 1. The Indenture has been duly authorized by the Company and, upon execution and delivery by the Company in accordance with the provisions thereof, will be a valid and binding agreement, enforceable against the Company in accordance with its terms, except as such





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Wendy's International, Inc.
December 22, 1994
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enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and by general principles of equity (whether considered in a proceeding at law or in equity), and except further as enforcement thereof may be limited by (x) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or
(y) the governmental authority to limit, delay or prohibit the making of payments in foreign currency or foreign currency units or payments outside the United States, and except further with respect to those provisions, if any, which are limited or prohibited by public policy.

                 2. The Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and paid for by the purchasers thereof, will be valid and binding obligations of the Company entitled to the benefit of the Indenture and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and by general principles of equity (whether considered in a proceeding at law or in equity), and except further as enforcement thereof may be limited by (x) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) the governmental authority to limit, delay or prohibit the making of payments in foreign currency or foreign currency units or payments outside the United States, and except further with respect to those provisions, if any, which are limited or prohibited by public policy.

                 We are members of the Bar of the State of Ohio and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Ohio and the United States of America.

                 We hereby consent to the use of our name in the Registration Statement under the caption "Validity of the Debt Securities" and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                                               Very truly yours,


                                               VORYS, SATER, SEYMOUR and PEASE